PRICING SUPPLEMENT No. U4922 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 Dated July 15, 2020

Credit Suisse AG $7,033,000 Trigger Callable Yield Notes

Linked to the performance of the SPDR® S&P Midcap 400® ETF Trust due on July 20, 2021

Investment Description

Trigger Callable Yield Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the SPDR® S&P Midcap 400® ETF Trust (the “Underlying”). Credit Suisse will pay you a monthly coupon payment regardless of the performance of the Underlying. Credit Suisse may, at its election, call the Notes prior to maturity on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) regardless of the performance of the Underlying. If the Notes are called by Credit Suisse at its election, Credit Suisse will pay you the Principal Amount of your Notes plus the coupon payment otherwise due, and no further amounts will be owed to you under the Notes. If the Notes are not called by Credit Suisse at its election prior to maturity and the Final Underlying Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes. If the Notes are not called by Credit Suisse at its election prior to maturity and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level. In that case, you will lose a significant portion and possibly all of your investment. Investing in the Notes involves significant risks. You will lose a significant portion and possibly all of your investment if the Notes are not called by Credit Suisse at its election on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) and the Final Underlying Level is less than the Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. You will be exposed to the market risk of the Underlying on the Final Valuation Date. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Credit Suisse may call the Notes, at its election, on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) prior to maturity, regardless of the performance of the Underlying.  Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates

☐	Income — Regardless of the performance of the Underlying, Credit Suisse will pay you a monthly Coupon, unless the Notes have been previously called. In exchange for receiving the monthly Coupon on the Notes, you are accepting the risk of receiving a payment at maturity that is less than your principal amount and you could lose your entire investment.
☐	Issuer Callable — Credit Suisse may, at its election, call the Notes on any Coupon Payment Date (beginning after three months and excluding the Maturity Date), prior to maturity, upon written notice to the trustee regardless of the Closing Level of the Underlying and Credit Suisse will pay you the Principal Amount of your Notes plus the Coupon otherwise due. If the Notes are called, no further payments will be made after Credit Suisse makes the applicable payment. If the Notes are not called by Credit Suisse at its election, investors may be exposed to the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.
☐	Contingent Repayment of Principal Amount at Maturity — If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you your full principal amount at maturity plus the final Coupon. If the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Trade Date	July 15, 2020
Settlement Date	July 20, 2020
Coupon Payment Dates*	Monthly, commencing on August 19, 2020
Final Valuation Date*	July 15, 2021
Maturity Date*	July 20, 2021
*	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSe YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE Underlying from the Initial Underlying Level to the Final Underlying Level. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF Credit Suisse. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A significant portion and possibly all OF YOUR INITIAL INVESTMENT IN THE NOTES. the Notes will not be listed on any exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
Note Offering

These key terms relate to Notes linked to the performance of the SPDR® S&P Midcap 400® ETF Trust. The Notes are offered at a minimum investment of 100 notes of $10 per Note (representing a $1,000 investment) in denominations of $10 and integral multiples thereof.

Underlying	Ticker	Coupon Rate	Initial Underlying Level	Downside Threshold	CUSIP	ISIN
SPDR® S&P Midcap 400® ETF Trust	MDY UP <Equity>	5.30% per annum	$334.61	$184.04 (Approximately 55% of the Initial Underlying Level)	22550X162	US22550X1625

Credit Suisse currently estimates the value of each $10 principal amount of the Notes on the Trade Date is $9.832 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes Linked to the Performance of the SPDR® S&P Midcap 400® ETF Trust due July 20, 2021	$7,033,000	$10	$70,330	$0.10	$6,962,670	$9.90

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.10 per $10 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement No. I–C dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011958/dp130587_424b2-ps1c.htm

♦	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Investor Suitability
The Notes may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You believe the Final Underlying Level will be equal to or greater than the Downside Threshold.
♦	You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to any depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.
♦	You understand and accept that you will not participate in any appreciation in the level of the Underlying from the Initial Underlying Level to the Final Underlying Level, which may be significant, and that your potential return is limited to the coupon payments.
♦	You are willing to invest in the Notes based on the Downside Threshold and the Coupon Rate specified on the cover hereof.
♦	You are willing to forgo any dividends paid on the equity securities included in the Underlying.
♦	You are willing to invest in notes that may be called early at the election of Credit Suisse regardless of the Closing Level of the Underlying on any Coupon Payment Date, (beginning after three months and excluding the Maturity Date) during the term of the Notes and are otherwise willing to hold such notes to maturity, and you accept that there may be little or no secondary market for the Notes.
♦	You understand and accept the risks associated with the Underlying.
♦	You are willing to assume the credit risk of Credit Suisse and you understand that any payment on the Notes is subject to the credit risk of Credit Suisse.
The Notes may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You believe that the Final Underlying Level will decline during the term of the Notes and is likely to close below the Downside Threshold.
♦	You seek an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and you are not willing to make an investment that may be exposed to any depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.
♦	You seek an investment that participates in the appreciation in the level of the Underlying from the Initial Underlying Level to the Final Underlying Level or that has unlimited return potential.
♦	You are unwilling to invest in the Notes based on the Downside Threshold and the Coupon Rate specified on the cover hereof.
♦	You prefer to receive the dividends paid on the equity securities included in the Underlying.
♦	You are unable or unwilling to hold notes that may be called early at the election of Credit Suisse regardless of the Closing Level of the Underlying on any Coupon Payment Date, (beginning after three months and excluding the Maturity Date) during the term of the Notes or are otherwise unable or unwilling to hold such notes to maturity, or you seek an investment for which there will be an active secondary market for the Notes.
♦	You do not understand or accept the risks associated with the Underlying.
♦	You are unwilling to assume the credit risk of Credit Suisse.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlying, see “The Underlying” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Note
Term	Approximately one year, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Coupon Payment Dates to ensure that the term between each Coupon Payment Date remains the same and/or (ii) Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlying	SPDR® S&P Midcap 400® ETF Trust
Coupon Rate	5.30% per annum, or $0.044167 per month per Note. The coupon payments will be made in equal monthly installments on the Coupon Payment Dates, regardless of the performance of the Underlying, unless the Notes are called earlier.

Coupon (per Note) SPDR® S&P Midcap 400® ETF Trust
$0.044167 per month
Issuer Call

The Notes may be called by Credit Suisse at its election on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) prior to maturity, regardless of the Closing Level of the Underlying on such Coupon Payment Date.

If the Notes are subject to an Issuer Call, Credit Suisse will pay you on the applicable Coupon Payment Date a cash payment per Note equal to the Principal Amount plus the coupon payment otherwise due, and no further payments will be made on the Notes. If Credit Suisse elects to call the Notes on a Coupon Payment Date, it will deliver written notice to The Depository Trust Company (“DTC”) at least two business days prior to that date (each such second business day, a “Call Notice Date”).

The Call Notice Dates are: October 15, 2020, November 16, 2020, December 15, 2020, January 15, 2021, February 16, 2021, March 15, 2021, April 15, 2021, May 17, 2021, June 15, 2021 and July 15, 2021. Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Key Terms

Payment at Maturity (per Note)

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is equal to or greater than the Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus the coupon payment otherwise due on the Maturity Date.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is less than the Downside Threshold, on the Maturity Date, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Level of the Underlying from the Initial Underlying Level to the Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return)

You will lose a significant portion or all of your principal amount if the Notes are not called and the Final Underlying Level is less than the Downside Threshold.

Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement.
Initial Underlying Level	The Closing Level of the Underlying on the Trade Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The Closing Level of the Underlying on the Final Valuation Date, as determined by the calculation agent.
Closing Level	The Closing Level of the Underlying on any trading day will be the last reported sale price for one share of the Underlying, regular way, of the principal trading session on such day on the relevant exchange multiplied by the share adjustment factor for the Underlying.
Coupon Payment Dates	Coupon payments will be paid in equal monthly installments on the Coupon Payment Dates listed below, unless previously called. The Coupon Payment Dates are: August 19, 2020, September 17, 2020, October 19, 2020, November 18, 2020, December 17, 2020, January 20, 2021, February 18, 2021, March 17, 2021, April 19, 2021, May 19, 2021, June 17, 2021 and July 20, 2021. Each subject to the modified following business day convention and subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Extraordinary cash dividends or distributions

For purposes of the Notes offered by this pricing supplement, the following information supersedes the information set forth under the subheading “Extraordinary cash dividends or distributions” on page PS-27 of the accompanying product supplement:

A dividend or other distribution consisting exclusively of cash to all, or substantially all, holders of the Underlying (the “relevant dividend”) will be deemed to be an extraordinary cash dividend if the calculation agent determines that the relevant dividend is declared and paid outside the normal dividend policy or is materially different from the historical dividend, or that the Underlying announces will be an extraordinary dividend. For the avoidance of doubt, the relevant dividend may be all or only a portion of any cash dividend or other cash distribution and relevant dividends may occur contemporaneously on any given date.

If an extraordinary cash dividend occurs, the share adjustment factor for the Underlying will be adjusted so that the new share adjustment factor equals the prior share adjustment factor plus the product of:

·	the prior share adjustment factor for the Underlying; and

·	a fraction, the numerator of which is the amount of the extraordinary cash dividend per share of the Underlying and the denominator of which is the closing level of the Underlying on the trading day before the ex-dividend date.

Investment Timeline

Trade Date	The Initial Underlying Level is observed and the Downside Threshold for the Underlying is determined.

Monthly (callable by Credit Suisse at its election after three months)

Regardless of the performance of the Underlying, Credit Suisse will pay you a coupon on the applicable Coupon Payment Date.

Credit Suisse may, at its election, call the Notes on any Coupon Payment Date (beginning after three months and excluding the Maturity Date), prior to maturity, regardless of the Closing Level of the Underlying. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to $10 plus the coupon payment otherwise due.

Maturity Date

The Final Underlying Level is observed on the Final Valuation Date.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is equal to or greater than the Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION AND POSSIBLY ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

You will be exposed to the market risk of the Underlying on the Final Valuation Date. The Notes are subject to an Issuer Call on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) regardless of the Closing Level of the Underlying on such Coupon Payment Date. If the Notes are not called by Credit Suisse at its election, you will lose a significant portion and possibly all of your investment at maturity if the Final Underlying Level is less than the Downside Threshold.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — If the Notes have not previously been called by Credit Suisse at its election, you may receive less at maturity than you originally invested in the Notes. If the Final Underlying Level is less than the Downside Threshold, you will be fully exposed to any depreciation in the Underlying from the Initial Underlying Level to the Final Underlying Level and will incur a loss proportionate to the Underlying Return. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether the Final Underlying Level will be less than the Downside Threshold, and in such event, by how much the Final Underlying Level will decrease in comparison to the Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes will not pay more than the principal amount plus any coupon payments — The return potential on the Notes is limited to the Coupon Rate regardless of the potential appreciation of the Underlying. Therefore, the Notes do not provide for a return greater than the principal amount, plus the final Coupon. Even if the Final Underlying Level is greater than the Initial Underlying Level, you will not participate in the appreciation of the Underlying despite the potential for full downside exposure at maturity. Therefore, the maximum amount payable with respect to the Notes (excluding Coupons) is $10 for each $10 principal amount of the Notes. This payment will not be increased to include reimbursement for any hedging and other transaction costs, even upon Issuer Call. The amount payable per Note may be less than the amount payable on a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the Underlying.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	The Notes are subject to a potential Issuer Call prior to maturity, which would limit your opportunity to be paid Coupons over the full term of the Notes — Credit Suisse may, at its election, call the Notes on any Coupon Payment Date (beginning after three months and excluding the Maturity Date), prior to maturity, regardless of the performance of the Underlying, and Credit Suisse will pay you a cash payment equal to the principal amount of the Notes you hold plus any Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Notes. If the Notes are called prior to maturity, you will lose the opportunity to continue to accrue and be paid Coupons from the date of Issuer Call to the scheduled Maturity Date and you may be unable to invest in other Notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. The Notes can be called as early as the third Coupon Payment Date, so the holding period over which you may receive the per annum Coupon Rate could be as short as approximately three months.

♦	Our decision to redeem the Notes may depend on the interest we would pay on a conventional fixed-rate, non-callable debt security of comparable maturity — It is more likely that Credit Suisse will, at its election, call the Notes prior to maturity during periods when the interest we would pay on a conventional fixed-rate, non-callable debt security of comparable maturity is less than the Coupon Rate. The greater likelihood of

Credit Suisse calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar level of risk that yield as much interest as the Notes. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments, which includes your risk of not receiving a Coupon is relatively higher.

♦	More favorable terms to you are generally associated with the Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level could be less than the Downside Threshold, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold) than for similar notes linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the Notes. The level of the Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

♦	There are risks associated with the Underlying — Although shares of the Underlying are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the Notes. For additional information on the Underlying, see “The Underlying” herein.

♦	The performance and market value of the Underlying, particularly during periods of market volatility, may not correlate to the performance of its Tracked Index — The Underlying will generally invest in all of the equity securities included in the index tracked by the Underlying, the “Tracked Index,” but may not fully replicate the Tracked Index. There may be instances where the investment advisor for the Underlying may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For these reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index. For additional information about the Underlying, see “The Underlying” herein.

♦	The Notes are linked to the SPDR® S&P MidCap 400® ETF Trust and are subject to the risks associated with mid-capitalization companies — The SPDR® S&P MidCap 400® ETF Trust is composed of equity securities issued by companies that are considered mid-capitalization companies. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-

capitalization companies. In addition, mid-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the SPDR® S&P MidCap 400® ETF Trust may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in the Underlying or instruments related to the Underlying. We, any dealer or any of our or their respective affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your Notes could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the Notes and other dealers might use the lower secondary market credit spread to price them.  Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately four months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Issuer Call or, if the Notes are not called by Credit Suisse at its election, the Final Underlying Level being equal to or greater than the Downside Threshold. Because the Downside Threshold is observed only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Underlying is above the Downside Threshold at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value and whether to call the Notes. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlying;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities included in the Underlying;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlying or markets generally and which may affect the levels of the Underlying; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned shares of the Underlying or the assets that comprise the Underlying. The return on your investment is not the same as the total return you would receive based on a purchase of shares of the Underlying or the assets that comprise the Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlying or the equity securities that comprise the Underlying. Further, the performance of the Underlying will not include these dividends or distributions and does not contain a "total return" feature.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment of coupons and payments upon Issuer Call (if any) or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10 principal amount to the $10 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. The actual terms are set forth on the cover of this pricing supplement under “Key Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Investment term:	Approximately one year (unless earlier called)
Initial Underlying Level:	$320
Coupon Rate:	5.00% per annum (or 0.4167% per month)
Coupon Payment:	$0.04167 per month
Coupon Payment Dates:	Monthly
Downside Threshold:	$176 (55% of the Initial Underlying Level)

Example 1 — Notes are called on the Third Coupon Payment Date

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	Notes NOT callable; $0.04167 (coupon payment) – Notes are not called
Second Coupon Payment Date	N/A	Notes NOT callable; $0.04167 (coupon payment) – Notes are not called
Third Coupon Payment Date	N/A	$10.04167 ($10 + $0.04167) – Notes are called; Issuer pays principal plus Coupon of $0.04167 on Coupon Payment Date following third Observation Date. Total: $10.12501 (1.2501% return)

Because the Notes are called on the third Coupon Payment Date (which is approximately three months after the Trade Date and is the first Coupon Payment Date on which the Notes are callable), Credit Suisse will pay you on such Coupon Payment Date a total of $10.12501 per Note, reflecting your Principal Amount plus the applicable coupon payment. When added to the total Coupons of $0.08334 received on the prior Coupon Payment Dates, you will have received a total of $10.12501 per $10 principal amount for a 1.2501% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT called and the Final Underlying Level is at or above the Downside Threshold

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	Notes NOT callable; $0.04167 (coupon payment) – Notes are not called
Second Coupon Payment Date	N/A	Notes NOT callable; $0.04167 (coupon payment) – Notes are not called
Third Coupon Payment Date	N/A	Notes NOT called; $0.04167 (coupon payment) – Notes are not called
Fourth through Eleventh Coupon Payment Dates	N/A	Notes NOT called; $0.04167 for each Coupon Payment Date (coupon payment) – Notes are not called
Final Valuation Date	$300 (at or above Downside Threshold)	$10.04167 ($10 + $0.04167) – Notes NOT called; Closing Level of Underlying above the Downside Threshold on the Final Valuation Date
Total: $10.50004 (5.0004% return)

Because the Notes are not called at the election of Credit Suisse and the Final Underlying Level is equal to or greater than the Downside Threshold, at maturity, Credit Suisse will pay you a total of $10.04167 per Note, reflecting your Principal Amount plus the applicable coupon payment. When added to the total Coupons of $0.45837 received prior to maturity, Credit Suisse will have paid you a total of $10.50004 per Note, for a 5.0004% total return on the Notes.

Example 3 — Notes are NOT called and the Final Underlying Level is below the Downside Threshold

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	Notes NOT callable; $0.04167 (coupon payment) – Notes are not called
Second Coupon Payment Date	N/A	Notes NOT callable; $0.04167 (coupon payment) – Notes are not called
Third Coupon Payment Date	N/A	Notes NOT called; $0.04167 (coupon payment) – Notes are not called
Fourth through Eleventh Coupon Payment Dates	N/A	Notes NOT called; $0.04167 for each Coupon Payment Date (coupon payment) – Notes are not called
Final Valuation Date	$128 (below Downside Threshold)	$4.04167 ($4 + $0.04167) – Notes NOT called; Closing Level of Underlying below the Downside Threshold on the Final Valuation Date
	Total Payment (per $10 Note)	Total: $4.50004 (-54.9996% return)

In this example, Credit Suisse does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level is less than the Downside Threshold, at maturity, Credit Suisse will pay you $4.04167 per $10 principal amount, calculated as follows:

The Underlying Return will equal:

Final Underlying Level – Initial Underlying Level

Initial Underlying Level

= −0.60

The Payment at Maturity = $10 + ($10 × Underlying Return) + coupon payment at maturity

= $10 + ($10 × –0.60) + 0.04167 = $4.04167

In addition, you will receive Coupon payments of $0.04167 on each Coupon Payment Date prior to the Maturity Date.  When added to the Payment at Maturity, you will have received a total of $4.50004 per $10 principal amount, a -54.9996% total return on the Notes.

Hypothetical Payment at Maturity excluding any Coupons

The table below assumes a Downside Threshold of 55% of the Initial Underlying Level and that the Notes are not called by Credit Suisse at its election prior to the Final Valuation Date and illustrates, for a $10 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Underlying, excluding Coupons. If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level is equal to or greater than the Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus the payable coupon. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level	Underlying Return	Payment at Maturity (excluding Coupons)
100%	N/A	$10
90%	N/A	$10
80%	N/A	$10
70%	N/A	$10
60%	N/A	$10
50%	N/A	$10
40%	N/A	$10
30%	N/A	$10
20%	N/A	$10
10%	N/A	$10
0%	0%	$10
−10%	−10%	$10
−20%	−20%	$10
−30%	−30%	$10
−40%	−40%	$10
−45%	−45%	$10
−46%	−46%	$5.40
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlying

The SPDR® S&P Midcap 400® ETF Trust

We have derived all information contained herein regarding the SPDR® S&P Midcap 400® ETF Trust from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services, LLC which acts as the sponsor and State Street Global Advisors Funds Distributors, LLC which acts as the marketing agent for the SPDR® S&P Midcap 400® ETF Trust. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® S&P Midcap 400® ETF Trust.

The SPDR® S&P Midcap 400® ETF Trust is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P Midcap 400® Index. The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including SPDR® S&P Midcap 400® ETF Trust.

Information filed by the SPDR® S&P Midcap 400® ETF Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 033-89088 and 811-08972. Shares of the SPDR® S&P Midcap 400® ETF Trust are listed on the NYSE Arca under ticker symbol “MDY.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement or the prospectus.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the Closing Levels of the Underlying from January 2, 2015 through July 15, 2020. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Notes. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the SPDR® S&P Midcap 400® ETF Trust, see “The Underlying” herein.

The Closing Level of the SPDR® S&P Midcap 400® ETF Trust on July 15, 2020 was $334.61. The solid red line on the graph represents the Downside Threshold.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”  The discussions below and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes.  In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the Notes for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the Note (the “Deposit”).  However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the Notes.

Under this treatment:

•	a portion of each coupon paid with respect to the Notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

For the coupon rate of 5.30% per annum, we will treat 0.35% per annum as interest on the Deposit and 4.95% per annum as Put Premium.

Assuming the treatment of a Note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the Notes.

Under this treatment, upon the redemption of the Notes at maturity you should recognize short-term capital gain or loss equal to (i) the aggregate Put Premium previously received (including the Put Premium received at maturity) minus (ii) the difference, if any, between the Deposit and the redemption amount you receive (excluding the final coupon you receive).  If you dispose of the Notes prior to their maturity, you should recognize gain or loss with respect to the Put Option and the Deposit by allocating the amounts you receive on the disposition based on the fair market values of the Put Option and the Deposit at that time.  In the case of the Put Option, the aggregate amount of Put Premium previously received should be added to the amount received upon the disposition for purposes of calculating your gain or loss with respect to the Put Option.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued. Alternatively, the Notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, might be materially and adversely affected.  Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders.  Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” in general, we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to establish the Non-U.S. Holder’s status as a non-United States person.  However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m)

of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity.  Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.10 per $10 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes.  Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated July 1, 2020 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 1, 2020. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 1, 2020, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 1, 2020.  Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.